January 30, 2026

Colorado BondShares – A Tax-Exempt Fund

1200 Seventeenth Street, Suite 850

Denver, Colorado 80202

Re:  Colorado Bond Shares — A Tax-Exempt Fund, File Nos. 033-11981 and 811-05009

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 50 to the Colorado BondShares – A Tax-Exempt Fund Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 51 under the Securities Act of 1933 (Amendment No. 54 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

         Very truly yours,

         /s/ Thompson Hine LLP

         THOMPSON HINE LLP